Exhibit 10.1
Schedule of
Salary Actions

Name	Current Salary	Increase	Percentage Increase	New Salary*
John D. Finnegan	$1,275,000	$50,000	3.92%	$1,325,000
Richard G. Spiro	$750,000	$37,500	5.00%	$787,500

*	Effective April 1, 2010.